Exhibit 99.1



TRIARC COMPANIES, INC.                                RC/ARBY'S CORPORATION
280 PARK AVENUE                                       1000 CORPORATE DRIVE
NEW YORK, NY 10017                                    FT. LAUDERDALE, FL 33334

FOR IMMEDIATE RELEASE

CONTACT:       ANNE A. TARBELL
               TRIARC COMPANIES, INC
               212/451-3030
               WWW.TRIARC.COM


           TRIARC TO LAUNCH $835 MILLION OF DEBT FINANCINGS

  $300 MILLION SENIOR SUBORDINATED NOTE PRIVATE PLACEMENT AND $535 MILLION
                 SENIOR SECURED CREDIT FACILITY ARE PLANNED

NEW YORK, NY, FEBRUARY 1, 1999 -- Triarc Companies, Inc. (NYSE: TRY) ("Triarc") announced today that it intends to offer $300 million of senior subordinated notes due 2009, pursuant to Rule 144A of the Securities Act of 1933, as amended. Concurrently, Triarc intends to enter into a new $535 million senior secured credit facility. Both financings are expected to close by the end of February 1999.

        Both financings will be through a new wholly-owned subsidiary, Triarc Consumer Products Group, LLC, which will own Triarc's premium beverage (Snapple(R), Mistic(R) and Stewart's(R)), restaurant franchising (Arby's(R)) and soft drink concentrates (Royal Crown(R)) businesses.

        Triarc Consumer Products Group will use the net proceeds from the financings to: (a) redeem the $275 million principal amount of RC/Arby's 9 3/4% senior secured notes due 2000; (b) refinance Triarc Beverage Group's existing credit facility ($284.3 million principal amount outstanding as of January 3, 1999); (c) pay for the recently announced acquisition of Millrose Distributors, Inc. and its affiliate Mid-State Beverage, Inc., distributors of Snapple and Stewart's products (approximately $17.3 million); and (d) pay Triarc the remaining proceeds.

        Triarc will use the funds it receives to partially fund the previously announced going-private transaction proposed by Nelson Peltz and Peter W. May, Triarc's Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, if such transaction is consummated, and/or for general corporate purposes, which may include working capital, future acquisitions and investments, repayment or refinancing of indebtedness or restructurings or repurchases of Triarc securities.

        The notes will be offered only to certain qualified institutional buyers in the United States and to certain non-United States persons in reliance on Regulation S under the Securities Act. The notes issued pursuant to the offering are expected to have registration rights but will not be initially registered under the Securities Act, and may not be offered or sold in the United States absent registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

        Triarc is a leading premium beverage company (Snapple, Mistic and Stewart's), a restaurant franchisor (Arby's, T.J. Cinnamons(R) and Pasta Connection(TM)) and a producer of soft drink concentrates (Royal Crown).

                                         # # #

                                     Note Follows



                                 NOTE TO PRESS RELEASE
                                 ---------------------


There can be no assurance that these financing transactions will be completed or that the proposed going-private transaction will be consummated.